Exhibit 99.1

Omeros Corporation Reports Second Quarter 2013 Financial Results

Seattle, WA – August 9, 2013– Omeros Corporation (NASDAQ: OMER), a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system, today announced its financial results for the second quarter of 2013.

Financial Results

Total operating expenses for the quarter ended June 30, 2013 were $13.3 million and included non-cash expenses of $2.1 million related to rent expense and stock-based compensation. For the same period in 2012, total operating expenses were $9.8 million, which included non-cash rent and stock-based compensation expenses of $569,000.

The increase in total operating expenses for the quarter ended June 30, 2013 is primarily due to expenses related to advancing our MASP-2 program toward the clinic, the non-cash rent expense and stock-based compensation discussed above, preparing the NDA and MAA for OMS302, the planned commercial launch of OMS302 in 2014, and conducting our Phase 1 clinical program evaluating OMS824. These higher costs were partially offset by lower overall clinical trial expenses related to the completion of our OMS302 Phase 3 clinical program in January 2013 and the completion of our first OMS103HP Phase 3 clinical trial in arthroscopic partial meniscectomy patients in December 2012.

Total revenue for the quarter ended June 30, 2013 was $140,000 compared to $1.5 million for the same period in 2012. This decrease was primarily due to lower revenue recognized from the company’s GPCR platform development funding agreement with Vulcan Inc. and its affiliate. While research continues under the company’s GPCR program, no additional deferred revenue under the Vulcan agreement remains to be recognized after the first quarter of 2013.

For the quarter ended June 30, 2013, Omeros reported a net loss of $13.6 million, or $0.48 per share, inclusive of the above-referenced $2.1 million of non-cash charges, compared to a net loss of $8.5 million, or $0.38 per share, inclusive of the above-referenced $569,000 of non-cash charges, for the same period in 2012. At June 30, 2013, Omeros had cash, cash equivalents and short-term investments of $20.1 million.

“We continue to make significant progress in advancing Omeros along the path to commercialization,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “We submitted an NDA to the FDA for OMS302, a major milestone in our plans to bring the first of our products to market, and we remain on track to submit an MAA to the European regulators later this quarter. Our Phase 1 OMS824 clinical program generated positive results, demonstrating a high level of target occupancy without the movement-related side effects exhibited by other PDE10 inhibitors, and we plan to begin a Phase 2 trial in patients with Huntington’s disease in the fourth quarter. In July, we initiated enrollment in our Phase 1 clinical program for OMS721, further expanding our clinical franchise. We expect continued successes across our pipeline over the remainder of the year as we prepare for a 2014 market launch of OMS302.”

Second Quarter and Recent Highlights

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Announced submission of a New Drug Application, or NDA, to the FDA for approval of OMS302 for use in patients undergoing intraocular lens replacement surgery. OMS302, added to standard irrigation solution used during ophthalmological procedures, is Omeros’ proprietary PharmacoSurgery™ product designed to maintain intraoperative mydriasis and reduce postoperative pain and irritation resulting from cataract and other lens replacement surgery. The submission was supported by the positive results from two pivotal Phase 3 trials that enrolled both cataract surgery and refractive lens exchange patients. In these trials, OMS302 demonstrated statistically significant superiority over placebo in maintenance of intraoperative mydriasis, prevention of surgically induced miosis and reduction of postoperative pain. Omeros intends to submit a Marketing Authorization Application, or MAA, to the European Medicines Agency, or EMA, in the third quarter of 2013, seeking approval for the Company to market and sell OMS302 in the European Union.

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Reported positive results from its Phase 1 clinical program evaluating OMS824, the lead compound from its phosphodiesterase 10 (PDE10) program. This study measured the extent to which OMS824 binds to PDE10 in the basal ganglia, a region of the brain that has been linked to a wide range of diseases that affect cognition. The results of this study showed that the selected dose of OMS824 achieved an average of approximately 50 percent (with a high of approximately 70 percent) occupancy of PDE10 without triggering the extrapyramidal symptoms (e.g., loss of muscle control, muscle rigidity, tremors, or involuntary muscle movements) reported as side effects with other PDE10 inhibitors that achieved similar or significantly lower occupancy levels. Omeros plans to advance OMS824 into Phase 2 clinical trials for Huntington’s disease and for schizophrenia later this year. The OMS824 IND for use in patients has already been cleared by the FDA for use in both patient populations.

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Announced positive data using OMS721, the lead human monoclonal antibody in Omeros’ mannan-binding lectin-associated serine protease-2 (MASP-2) program, in a well-established animal model of thrombotic microangiopathy (TMA). Thrombotic microangiopathies represent a group of disorders that occurs in the microcirculation of the body’s organs, including atypical hemolytic uremic syndrome (the lead indication for OMS721), hemolytic uremic syndrome and thrombotic thrombocytopenic purpura. Omeros submitted a European Clinical Trial Application (CTA) in May 2013 to seek approval to initiate clinical trials evaluating OMS721 in Europe, and a clinical trial evaluating OMS721 began in July 2013.

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Completed a registered direct offering of 3,903,004 shares of its common stock at a price of $4.14 per share. Omeros received net proceeds from the offering of approximately $16.1 million, after deducting offering expenses.

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Announced positive data in the most commonly used model for studying the clinical and pathological features of multiple sclerosis, or MS, further advancing the Company’s development program of GPR17-targeting compounds for the treatment of MS. Compounds previously discovered by Omeros that inhibit GPR17, an orphan G protein-coupled receptor, or GPCR, unlocked by Omeros, significantly improved function from experimental autoimmune encephalomyelitis in mice. Using its proprietary high-throughput Cellular Redistribution Assay, Omeros believes that it alone has identified compounds that functionally interact with GPR17 and has patents pending that are broadly directed to any such compounds active at the receptor.

About Omeros Corporation

Omeros is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products targeting inflammation, coagulopathies and disorders of the central nervous system. The Company’s most clinically advanced product candidates, OMS302 for lens replacement surgery and OMS103HP for arthroscopy, are derived from its proprietary PharmacoSurgery™ platform designed to improve clinical outcomes of patients undergoing a wide range of surgical and medical procedures. Omeros has six clinical development programs. Omeros may also have the near-term capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Behind its clinical candidates and GPCR platform, Omeros is building a diverse pipeline of protein and small-molecule preclinical programs targeting inflammation, coagulopathies and central nervous system disorders.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. These statements include, but are not limited to, the submission date for the OMS302 Marketing Authorization Application; when it will be able to market and sell OMS302 in the United States and in the European Union; Omeros’ expectations that it will advance OMS824 into Phase 2 clinical programs for Huntington’s disease and schizophrenia this year; the potential benefits of its potential products; the potential for GPR17-targeting compounds to treat nervous system disorders, such as MS; and its capability, through its GPCR program, to add a large number of new drug targets and their corresponding compounds to the market. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2013. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenue	$140	$1,526	$1,235	$3,022
Operating expenses:
Research and development	9,564	7,558	16,691	14,804
General and administrative	3,736	2,212	7,724	4,534

Total operating expenses	13,300	9,770	24,415	19,338

Loss from operations	(13,160)	(8,244)	(23,180)	(16,316)
Investment income	2	6	8	18
Interest expense	(589)	(453)	(1,176)	(947)
Other income, (expense) net	155	152	267	(189)

Net loss	$(13,592)	$(8,539)	$(24,081)	$(17,434)

Basic and diluted net loss per common share	$(0.48)	$(0.38)	$(0.89)	$(0.78)

Weighted-average shares used to compute basic and diluted net loss per common share	28,199,739	22,466,540	27,053,946	22,450,722

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	June 30,	December 31,
	2013	2012
Cash and cash equivalents and short-term investments	$20,062	$22,350
Total assets	23,058	26,575
Total notes payable	20,294	20,103
Total current liabilities	10,900	8,359
Accumulated deficit	(238,658)	(214,577)
Total shareholders’ deficit	(12,256)	(6,531)